Exhibit 99.1

Corporate Contacts
Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR 2011

AND OUTLOOK FOR 2012

ZADAXIN Revenues Increased 23% Year over Year

FOSTER CITY, CA – March 13, 2012 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the fourth quarter and year ended December 31, 2011. Revenues increased by 75% for the quarter ended December 31, 2011, to $41.4 million, compared to revenues for the same period in the prior year of $23.6 million. For the year ended December 31, 2011, revenues were $133.6 million, compared with $85.1 million in the prior year, an increase of 57%, or $48.5 million. The increases in revenues in the fourth quarter and year were due to the continued growth of the ZADAXIN® business in China and the inclusion of the NovaMed Pharmaceuticals, Inc. (NovaMed) revenues since the date of the acquisition on April 18, 2011. For the fourth quarter ending December 31, 2011, ZADAXIN revenues increased 26% to $29.7 million, compared to revenues for the same period in the prior year of $23.6 million, and net revenues attributable to NovaMed were $11.7 million. ZADAXIN revenues increased 23% to $104.8 million for the year ending December 31, 2011, compared to $85.1 million the prior year, and net revenues attributable to NovaMed were $28.8 million from the date of acquisition through December 31, 2011.

On a pro forma basis, assuming NovaMed had been acquired on January 1, 2010, revenues for the quarter would have been $41.4 million compared to $33.0 million for the same period in the prior year, an increase of $8.4 million, or 25%. For the year ended December 31, 2011, revenues on a pro forma basis would have been $141.7 million, compared with $116.5 million in 2010, an increase of $25.2 million, or 22%.

“SciClone delivered solid financial performances in the fourth quarter and full year of 2011, driven by the continued strong revenue growth of ZADAXIN, Depakine® and our other marketed products in China, and managed by the well coordinated efforts of our integrated SciClone and NovaMed sales and marketing teams,” said Friedhelm Blobel, PhD., SciClone President and Chief Executive Officer. “We believe that 2011 was a year of significant strategic advancement for our Company marked by important accomplishments that strengthen our business, market position and reputation. Prime among these was the transition from a typical biotech to a China-focused specialty pharmaceutical company. With the successful integration of NovaMed, we have largely completed this transition. And we have significantly expanded our portfolio of marketed and pipeline products and expanded our commercial capability. Our 23% annual ZADAXIN revenue growth, which exceeds the growth rate of the China pharmaceuticals market, and the overall strengthening of our China platform, position SciClone in the top-performing echelon of multi-national companies in this important and growing market. We are confident that we have put the right strategies, management talent and infrastructure in place to continue to capitalize on the significant growth opportunities inherent in the China market. We look forward to continuing this impressive growth in 2012.”

On a GAAP basis, SciClone’s net income for the fourth quarter of 2011 was $12.4 million, compared with $3.8 million for the same period in the prior year, or $0.21 per share on both a basic and diluted basis for the three months ended December 31, 2011, compared with $0.08 per share on both a basic and diluted basis for the same period in the prior year. For the year ended December 31, 2011, SciClone reported net income of $28.5 million, or $0.52 per share on a basic and $0.50 per share on a diluted basis, compared with net income of $21.1 million, or $0.44 on a basic and $0.43 on a diluted basis for the same period in the prior year. Basic and diluted earnings per share for the 2011 periods reflect the issuance of 8.3 million shares of common stock as part of the acquisition of NovaMed in April 2011.

SciClone’s non-GAAP net income for the fourth quarter of 2011 was $12.2 million, compared with non-GAAP income of $4.5 million for the same period in the prior year, or $0.21 per share on a basic and $0.20 per share on a diluted basis for the three months ended December 31, 2011, compared with $0.09 per share on both a basic and diluted basis for the same period in the prior year. For the year ended December 31, 2011, non-GAAP net income was $34.4 million, compared with non-GAAP net income of $23.6 million for the same period in the prior year, or $0.62 and $0.60 per share on a basic and diluted basis, respectively, compared with $0.50 and $0.48 on a basic and diluted basis, respectively, in the prior year.

SciClone believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation to comparable GAAP measures were derived principally as a result of the NovaMed acquisition and are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Research and development expenses for the fourth quarter of 2011 totaled $3.1 million, compared with $4.7 million for the same period in the prior year. Research and development expenses for the year ended December 31, 2011 were $12.3 million, compared with $12.4 million for the same period in the prior year. The decrease for the quarter was primarily related to the timing of costs associated with the Company’s SCV-07 program, partially offset by the addition of NovaMed research and development expenses since its acquisition in April 2011. Following the Company’s announcement on March 2nd, 2012 regarding the futility of our SCV-07 clinical development program in Oral Mucositis, the Company has taken certain steps to reduce its US-based clinical development expenses and expects that these reductions will have a significant positive impact on our 2012 profitability, which is reflected in the Company’s earnings guidance announced today.

Sales and marketing expenses for the fourth quarter of 2011 were $15.5 million, compared with $6.0 million for the same period in the prior year. The increase of $9.5 million was primarily a result of the addition of approximately 450 sales and marketing employees through the acquisition of NovaMed in April 2011, which significantly expanded SciClone’s sales and marketing capabilities, as well as the expanded sales efforts for SciClone’s lead product ZADAXIN. The Company now has a combined sales organization comprised of approximately 850 sales professionals in China. For the year ended December 31, 2011, sales and marketing expenses were $48.9 million, compared with $22.0 million for 2010.

General and administrative expenses for the fourth quarter of 2011 were $4.6 million, compared with $5.2 million for the same period in the prior year. The decrease in 2011 was primarily due to lower professional services fees related to the Company’s FCPA investigation, class action and derivative lawsuits, partially offset by increases in general and administrative expenses attributable to NovaMed operations. For the year ended December 31, 2011, general and administrative expenses were $24.0 million, compared with $15.6 million for 2010.

At December 31, 2011, cash and investments totaled $67.0 million, compared with $56.5 million at December 31, 2010. The increase in SciClone’s cash balance was primarily due to the cash generated by the Company’s commercial operations, partially offset by the $24.6 million consideration paid in the second quarter as part of the acquisition of NovaMed and $3.5 million used in the fourth quarter for the repurchase of SciClone stock.

Financial Outlook for 2012

SciClone anticipates 2012 revenues between $165 and $170 million. The Company expects non-GAAP earnings per share for the full year 2012 to be between $0.72 and $0.78. SciClone cash and investments at December 31, 2012 are projected to be greater than $85 million, excluding the cash impact of any future repurchases of common stock from our remaining $16.5 million share repurchase plan.

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Gary Titus, Senior Vice President and CFO.

LIVE CALL:	866-730-5769 (U.S./Canada)
857-350-1593 (International)
Passcode: 99060403
REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 14328384
(Replay available from Tuesday, March 13, 2012, at 6:30 pm ET until 11:59 pm ET on Tuesday, March 20, 2012)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), as a vaccine adjuvant, and certain cancers according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 15 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2012; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the NovaMed acquisition; the dependence on third party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi.

Aggrastat is a registered trademark of Merck & Co., Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net revenues:
Product sales	$33,543	$23,616	$113,027	$85,112
Promotion services	7,903	—	20,614	—

Total revenues, net	41,446	23,616	133,641	85,112
Operating expenses:
Cost of product sales	6,712	3,246	20,013	12,691
Sales and marketing	15,544	6,010	48,855	22,006
Amortization of acquired intangible assets, related to sales and marketing	893	—	2,465	—
Research and development	3,111	4,715	12,346	12,415
General and administrative	4,613	5,203	24,032	15,606
Contingent consideration*	(2,072)	—	(3,495)	—

Total operating expenses	28,801	19,174	104,216	62,718

Income from operations	12,645	4,442	29,425	22,394
Non-operating income (expense):
Interest income	23	26	71	105
Interest expense	(54)	(138)	(213)	(195)
Other (expense) income, net	(27)	972	(21)	953

Income before provision for income tax	12,587	5,302	29,262	23,257
Provision for income tax	185	1,522	798	2,176

Net income	$12,402	$3,780	$28,464	$21,081

Basic net income per share	$0.21	$0.08	$0.52	$0.44
Diluted net income per share	$0.21	$0.08	$0.50	$0.43
Weighted average shares used in computing:
Basic net income per share	58,274	47,890	55,110	47,624
Diluted net income per share	59,976	49,859	57,387	49,414

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	December 31, 2011	December 31, 2010
Cash and investments	$67,018	$56,522
Accounts receivable	42,226	30,671
Inventories	8,813	7,078
Intangible assets, net	45,185	—
Goodwill	31,973	—
Total assets	200,326	97,807
Total current liabilities	25,284	12,129
Contingent consideration	15,400	—
Deferred tax liabilities	8,715	—
Borrowing on line of credit	2,500	2,500
Total shareholders’ equity	150,458	82,188

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
GAAP net income	$12,402	$3,780	$28,464	$21,081
Non-GAAP adjustments:
Employee stock-based compensation	978	672	3,108	2,224
Contingent consideration	(2,072)	—	(3,495)	—
Amortization of acquired intangible assets	893	—	2,465	—
Acquisition related costs	8	68	3,818	318

Non-GAAP net income	$12,209	$4,520	$34,360	$23,623

Non-GAAP basic net income per share	$0.21	$0.09	$0.62	$0.50
Non-GAAP diluted net income per share	$0.20	$0.09	$0.60	$0.48
Weighted average shares used in computing:
GAAP and Non-GAAP basic net income per share	58,274	47,890	55,110	47,624
GAAP and Non-GAAP diluted net income per share	59,976	49,859	57,387	49,414

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•

*Contingent consideration. The contingent consideration related to the acquisition of NovaMed is re-measured each reporting period and the change in fair value is recorded as a (credit) or debit to operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

•

Amortization of acquired intangible assets. We recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Acquisition related costs. We incurred certain one-time acquisition costs related to the acquisition of NovaMed. The effects of these acquisition related costs are excluded from SciClone’s non-GAAP financial measure.